Exhibit 99.1

NEORX COMPLETES $9.7 MILLION COMMON STOCK FINANCING

SEATTLE (February 23, 2004) – NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today announced that it has entered into a securities purchase agreement with certain institutional investors in a private placement pursuant to which the Company sold an aggregate of 1,845,000 shares of its common stock, at $5.25 per share, which represents a 2% premium to the 10-day volume weighted average of the price of NeoRx common stock.  The offering will result in gross proceeds of approximately $9.7 million.  After expenses, net proceeds to the Company will be approximately $9.0 million.  Reedland Capital Partners, a Division of Financial West Group, served as the placement agent.

“We are pleased to welcome new investors and raise additional capital to bolster our operations.  We intend to use the net proceeds from the financing to support our phase III pivotal trial for Skeletal Targeted Radiotherapy (STR™) in patients with multiple myeloma, a yet incurable bone cancer, and for general working capital,’’ said Jack L. Bowman, Executive Chairman and CEO of NeoRx Corporation.  “We expect to begin patient enrollment in our phase III study later this quarter.”

In addition to the common stock, the investors will receive five-year warrants to purchase an aggregate of 922,500 shares of common stock at an exercise price of $7.00 per share.  If exercised, the warrants could generate an additional $6.5 million in gross proceeds to NeoRx.

The shares of common stock to be sold in the offering have not been registered under the Securities Act of 1933, as amended, and cannot be offered or sold in the United States absent registration or an applicable exemption from registration. As part of the transaction, the Company has agreed to file a registration statement covering the resale of the shares of common stock issued in the offering, including the shares of common stock issuable upon exercise of the warrants.

Cash and investment securities upon completion of the private placement total approximately $35 million. With the proceeds of this offering, the Company currently believes that available cash will cover planned operating expenses through at least the second quarter of 2005.

NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, to tumor sites.  The Company’s lead product candidate, STR™ (Skeletal Targeted Radiotherapy), is entering a phase III clinical study in multiple myeloma, a cancer of the bone marrow.

This press release contains forward-looking statements relating to the development and efficacy of the Company’s proposed products and future operating results that are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,”

variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results and the development of its proposed STR product include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are registered trademarks or trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Melinda G. Kile	Jody Cain (jcain@lhai.com)
Vice President, Finance	Bruce Voss (bvoss@lhai.com)
(206) 286-2501	(310) 691-7100

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